Exhibit 23.4

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

July 29, 2004

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, MN 55343

Ladies and Gentlemen:

Reference is made to our opinion, dated July 29, 2004, addressed to UnitedHealth Group Incorporated, a Minnesota corporation (“UnitedHealth Group”) regarding certain tax matters, delivered in connection with the Merger (as defined and described in the Agreement and Plan of Merger, dated as of April 26, 2004, by and among UnitedHealth Group, Ruby Acquisition LLC, a limited liability company organized under the laws of the State of Delaware and a direct wholly owned subsidiary of UnitedHealth Group, and Oxford Health Plans, Inc., a Delaware corporation (“Oxford”)).

We hereby consent to the filing of such opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of UnitedHealth Group, file number 333-115327 (the “Registration Statement”), and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Joint Proxy Statement/Prospectus of UnitedHealth Group and Oxford included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/S/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP